Exhibit 14.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
HSBC Holdings plc

We consent to the incorporation by reference in the registration statements (nos. 333-10474, 333-92024, 333-102027, 333-103887, 333-104203, 333-109288, 333-113427, 333-127327, 333-126531, 333-135007, 333-143639, 333-145859 and 333-155338) of HSBC Holdings plc of our report dated 2 March 2009, with respect to the consolidated balance sheets of HSBC Holdings plc and its subsidiary undertakings as of 31 December 2008 and 2007, and the related consolidated income statements, consolidated cash flow statements and consolidated statements of recognised income and expense for each of the years in the three-year period ended 31 December 2008 and the effectiveness of internal control over financial reporting as at 31 December 2008, which report appears in the 31 December 2008 Annual Report on Form 20-F of HSBC Holdings plc.

Our report refers to a change in the method of accounting for certain financial assets in the year ended 31 December 2008 following the adoption of ‘Reclassification of Financial Assets (Amendments to IAS 39 Financial Instruments: Recognition and Measurement and IFRS 7 Financial Instruments: Disclosures)’.

KPMG Audit Plc
London, England
10 March 2009